Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 ( Nos. 333-238269, 333-223050, 333-180453, 333-174748, 333-162104) pertaining to equity plans of Cyren Ltd. and its subsidiaries, and to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-238266, 333-233316) and related Prospectuses of our report dated March 24, 2022 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) with respect to the consolidated financial statements of Cyren Ltd. and its subsidiaries,  included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
March 24, 2022	A Member of Ernst & Young Global